                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              PLANTRONICS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               PLANTRONICS, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 20, 1999

To the Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of PLANTRONICS, INC., a Delaware corporation (the "Company"), will be held on Tuesday, July 20, 1999 at 12:00 noon, local time, at The Museum of Art and History at the McPherson Center, 705 Front Street, Santa Cruz, California for the following purposes:

     1. To elect seven directors to serve until the next Annual Meeting of Stockholders and until their successors are elected.

     2. To increase the authorized number of shares of Common Stock of the Company from 40,000,000 to 100,000,000 shares.

     3. To ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants of the Company for the fiscal year ending April 1, 2000.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on June 4, 1999 are entitled to notice of and to vote at the meeting.

     To assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          John A. Knutson
                                          Secretary

Santa Cruz, California

June 17, 1999


                             YOUR VOTE IS IMPORTANT

     TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                               PLANTRONICS, INC.

                            ------------------------

                                PROXY STATEMENT
                    FOR 1999 ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited on behalf of the Board of Directors of PLANTRONICS, INC., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held Tuesday, July 20, 1999 at 12:00 noon, local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at The Museum of Art and History at the McPherson Center, 705 Front Street, Santa Cruz, California. The Company's principal executive offices are located at 345 Encinal Street, Santa Cruz, California 95060 and the telephone number at that location is (831) 426-5858.


     These proxy solicitation materials and the Annual Report to Stockholders for the fiscal year ended March 27, 1999, including financial statements, were first mailed on or about June 17, 1999 to all stockholders entitled to vote at the meeting.


RECORD DATE AND VOTING SECURITIES


     Stockholders of record at the close of business on June 4, 1999 are entitled to notice of and to vote at the meeting. At the record date, 16,716,922 shares of the Company's authorized Common Stock were issued and outstanding and held of record by 90 stockholders. No shares of the Company's authorized Preferred Stock were outstanding.


REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

     Each stockholder is entitled to one vote for each share of Common Stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.


     This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile. Although it currently has no plans to engage the services of a proxy solicitor to solicit proxies, the Company might ultimately choose to do so, at a cost not anticipated to exceed $5,000.


QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the record date. Shares that are voted "FOR," "AGAINST" or "WITHHELD" with respect to a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

     While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions (i.e. votes of "WITHHELD"), the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

     Under current Delaware case law, while broker non-votes (i.e. the votes of shares held of record by brokers as to which the underlying beneficial owners have given no voting instructions and such brokers have no discretionary voting authority) should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this manner. Thus, a broker non-vote will make a quorum more readily obtainable but the broker non-vote will not otherwise affect the outcome of the voting on a proposal.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS


     Stockholders of the Company are entitled to present proposals for consideration at forthcoming stockholder meetings provided that they comply with the proxy rules promulgated by the Securities and Exchange Commission. Stockholders wishing to present a proposal at the Company's 2000 Annual Stockholders Meeting must submit such proposal to the Company by February 18, 2000 if they wish for it to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting. In connection with its 2000 Annual Stockholders Meeting, the Company intends to solicit proxies granting discretionary authority to the proxyholders to vote on any matters submitted to the Company by stockholders after May 3, 2000.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

NOMINEES

     A board of seven directors is to be elected at the Annual Meeting of Stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's seven nominees named below, six of whom are presently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

     Pursuant to the terms of a Board Designation Agreement between the Company and Citicorp Venture Capital, Ltd. ("CVC"), the Company's largest stockholder, the Company will nominate and support for election to the Board of Directors three designees of CVC. Directors Logan, Muqaddam and O'Mara are the nominees designated by CVC. See "Board Designation Agreement" below for a description of the Board Designation Agreement. See also "Additional Information -- Security Ownership of Principal Stockholders and Management."

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW.

     The names of the nominees and certain information about them as of June 4, 1999 are set forth below:


                                                                                             DIRECTOR
            NAME OF NOMINEE              AGE             POSITIONS WITH THE COMPANY           SINCE
            ---------------              ----            --------------------------          --------
S. Kenneth Kannappan...................   39     Chief Executive Officer, President and       1999
                                                 Director
Robert F.B. Logan(1)...................   66     Director                                     1997
M. Saleem Muqaddam(1)..................   52     Director                                     1994
John Mowbray O'Mara(2).................   71     Director                                     1994
Trude C. Taylor(2).....................   78     Director                                     1989
Marvin Tseu............................   51     --                                            --
David A. Wegmann(1)....................   52     Director                                     1988


---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.


     Mr. Kannappan serves as Chief Executive Officer and President and is a member of the Board of Directors of Plantronics. He joined the Company in February 1995 as Vice President -- Sales, responsible for OEM Sales and Asia Pacific/Latin America markets for Plantronics, Inc. He was promoted to Vice President -- Sales, responsible for all United States, Asian and Latin American sales in September 1995. He was promoted to Managing Director -- Plantronics Limited in England in March 1996. In March 1997, Mr. Kannappan returned from England and was promoted to Senior Vice President responsible for Plantronics' Worldwide Operations, Mobile Division, Walker Division and Plantronics Limited. In March 1998, Mr. Kannappan was promoted to President and Chief Operating Officer and in January 1999, he was promoted to Chief Executive Officer and appointed to the Board of Directors. Prior to joining Plantronics, Mr. Kannappan was Senior Vice President of Investment Banking for Kidder, Peabody & Co. Incorporated, where he was employed from August 1985 through January 1995. Mr. Kannappan has a Bachelor of Arts degree in Economics from Yale University and a Masters of Business Administration from Stanford University. Mr. Kannappan is also a Director of Mattson Technology, Inc., a supplier of advanced process equipment for the semiconductor industry.

     Mr. Logan has more than 30 years of diverse senior executive experience. Most recently, he was chairman and CEO of Banc One Arizona and Bank One Arizona from April 1995 to March 1996. From May 1993 to March 1995 he served as director of Banc One Arizona and from January 1990 to April 1993 he was President and Chief Operating Officer of Valley National, the predecessor of Bank One Arizona. Prior to 1990 Mr. Logan was President and Chief Executive Officer of Alexander Hamilton Life Insurance Company, Chief Financial Officer for Continental Grain Company of New York, and Executive Vice President of the Merchant Banking Group at Citicorp. Mr. Logan currently is a member of the boards of directors of EABC, a broadcasting company, York International Corporation, an air conditioning and refrigeration products manufacturer, and Banc One Capital Partners, an investment partnership.

     Mr. Muqaddam has served as a Vice President of CVC and its affiliated investment companies since 1989. Previously he spent 15 years with Citibank, N.A. and its affiliates in senior management positions. Mr. Muqaddam is a director of Pamida Holdings Corporation, Chromcraft Remington Inc. and Fairwood Corporation.

     Mr. O'Mara has been a management consultant since May 1993. From May 1990 to May 1993, he served as Chairman of the Executive Committee of Quality Care Systems, Inc., a provider of computer-based "expert" medical cost containment systems. From August 1988 through December 1989, Mr. O'Mara served as Chairman of the Board and Chief Executive Officer of Global Natural Resources, Inc. Prior to 1988, Mr. O'Mara spent 22 years as an investment banker, serving most recently as Managing Director for Chase Investment Bank, a subsidiary of Chase Manhattan Bank, N.A. Mr. O'Mara is a director of Baldwin & Lyons, Inc. and The Midland Company.


     Mr. Taylor has been a private investor since 1987 and a principal in TC Associates, a management consulting firm, since 1984. He served as a director of the Company's former operating subsidiary, Plantronics, Inc., from 1969 until its merger into the Company in January 1994. He was Chairman of the Board of Directors and a Director of Zehntel, Inc. ("Zehntel"), a manufacturer of automated test equipment and a former subsidiary of Plantronics, Inc., from 1984 to 1987, Chief Executive Officer of Zehntel from 1984 to 1985 and Chairman of the Board of Directors, President and Chief Executive Officer of Electronic Memories and Magnetics Corporation, a manufacturer of computer peripherals, from 1969 until 1984. He is also a director of Dense PAC Microsystems, Inc.



     Mr. Tseu has, since 1998, served as President of Structured Internetworks, Inc., a company engaged in the design and marketing of bandwidth allocation products. From 1996 to 1998 Mr. Tseu served as Executive Vice President, Sales and Marketing, for CIDCO, Inc., a designer and manufacturer of advanced telephone products. Mr. Tseu was previously employed with the Company from 1984 to 1987 as Director of Sales and Marketing. From 1988 to 1992, Mr. Tseu served as President and General Manager of Walker Equipment Division, a former subsidiary but now a division of the Company. In 1992 he was promoted to Vice President -- Sales and Marketing for the Company and served in that position until 1996. Mr. Tseu also is a director of the Board of Directors of Structured Internetworks, Inc.


     Mr. Wegmann has been a private investor since August 1988. Prior to that, he was a Vice President of CVC. Mr. Wegmann was the sole director of the Company from its inception in August 1988 until March 1989. He also served as a director of the Company's former operating subsidiary, Plantronics, Inc., from March 1989 until its merger with the Company in January 1994. Mr. Wegmann is also a director of Innoserv Technologies, Inc.


BOARD MEETINGS AND COMMITTEES



     The Board of Directors of the Company held a total of six meetings, and acted by unanimous written consent twice, during the fiscal year ended March 27, 1999. Except for director Muqaddam, who was unable to attend one Board meeting, each director attended all of the meetings of the Board of Directors and committees thereof, if any, upon which such director served. The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors has no nominating committee or any committee performing such functions.

     The Compensation Committee, which consists of directors Taylor and O'Mara, met once, and acted by unanimous written consent five times, during the fiscal year. This Committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other highly compensated employees of the Company and administers various incentive compensation and benefit plans. Mr. O'Mara was appointed to the Compensation Committee as the designee of CVC pursuant to the terms of the Company's 1993 Stock Plan.

     The Audit Committee, which consists of directors Logan, Muqaddam, and Wegmann, met once during the fiscal year. This Committee is responsible for overseeing actions taken by the Company's independent auditors and reviews the Company's internal financial controls.

COMPENSATION OF DIRECTORS

     The directors of the Company, other than directors who are also executive officers, receive a retainer fee of $5,000 per quarter, plus a fee of $1,000 for attendance at each meeting of the Board of Directors and the Audit and Compensation Committees. Directors also are entitled to reimbursement of expenses incurred in connection with attendance at meetings.

     Each non-employee director of the Company is entitled to participate in the Company's 1993 Director Stock Option Plan (the "Director Plan"). Pursuant to the Director Plan, directors Logan, Muqaddam, O'Mara, Taylor, and Wegmann each received on January 15, 1999 an option to purchase 1,000 shares of Common Stock at an exercise price of $81.25 per share.

BOARD DESIGNATION AGREEMENT

     The Company and CVC are parties to a Board Designation Agreement under which the Company will nominate for election to the Board of Directors of the Company up to three designees of CVC and will solicit proxies in favor of the election of such nominees. During the term of such Agreement, for so long as CVC owns at least 66 2/3% of the Common Stock held by it immediately following the Company's initial public offering, the Company has agreed to nominate and support the election of three CVC designees to the Board of Directors. During any period that CVC owns more than 15% of the outstanding Common Stock of the Company (on a fully diluted basis assuming exercise of all outstanding options or warrants to purchase Common Stock and the conversion of all securities convertible into Common Stock) but less than 66 2/3% of the Common Stock held by it immediately following the Company's initial public offering, the Company will nominate and support for election two CVC designees. For so long as CVC owns at least 10% of the outstanding Common Stock of the Company on a fully diluted basis, the Company will nominate and support for election at least one CVC designee. Additionally, any interim term vacancy of any directorship held by a CVC designee immediately prior to such vacancy shall be filled by a nominee selected by a majority of the remaining CVC designee(s). Interim term vacancies of any directorships held by non-CVC designees shall be filled by a nominee selected by a majority of the remaining Board members that are neither CVC designees nor the Company's Chief Executive Officer. The Agreement expires on the earlier to occur of (i) January 19, 2004 (the tenth anniversary of the Company's initial public offering) or (ii) the date on which CVC no longer has the right under the Agreement to designate a director for nomination to the Company's Board of Directors.

VOTE REQUIRED

     If a quorum is present and voting, the seven nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee will be counted for purposes of determining the presence or absence of a quorum for transaction of business at the meeting, but will have no other legal effect upon the election of directors under Delaware law.

                                  PROPOSAL TWO

                      INCREASE IN AUTHORIZED COMMON STOCK

     The Company wishes to amend its restated certificate of incorporation (the "Certificate"), as currently in effect, to increase the authorized Common Stock of the Company from 40,000,000 to 100,000,000 shares.


     As a result of the proposed change, the authorized capital stock of the Company would consist of 1,000,000 shares of undesignated Preferred Stock, of which there are no shares outstanding, and 100,000,000 shares of Common Stock, of which there were 16,716,922 shares outstanding on June 4, 1999. In addition, as of June 4, 1999, options to purchase 2,532,349 shares of the Company's Common Stock were outstanding under the Company's 1993 Stock Plan, and options to purchase 48,500 shares of Common Stock were outstanding under the Company's 1993 Director Stock Option Plan. As of June 4, 1999, 769,160 shares of Common Stock had been reserved to cover future grants (and subsequent exercise) of options under the 1993 Stock Plan, 11,500 shares of Common Stock had been reserved to cover future grants (and subsequent exercise) of options under the 1993 Director Stock Option Plan, and 32,676 shares of Common Stock had been reserved to cover future share issuances under the Company's 1996 Employee Stock Purchase Plan. The Company also currently anticipates issuing to employees treasury shares of Common Stock repurchased by the Company in fiscal year 1999. Issuances of these treasury shares may be made pursuant to elections by participants in the Company's Annual Profit Sharing/Individual Savings Plan (401k Plan) to purchase Company Common Stock, under the Company's Basic Deferred Compensation Plan, and under the Senior Executive Stock Purchase Plan.


PURPOSE AND EFFECT OF AMENDMENT


     The purpose of the proposed amendment to the Certificate is to authorize additional shares of Common Stock which will be available in the event that the Board of Directors determines that it is necessary or appropriate to effect future stock dividends or stock splits, to raise additional capital through the sale of securities, to acquire another company or its business or assets through the issuance of securities, to establish a strategic relationship with a corporate partner through the exchange of securities, or to take such other action necessitating additional shares of stock as deemed appropriate by the Board of Directors. In determining the appropriate level of authorized shares of Common Stock, the Board of Directors considered, among other factors (i) that as of June 4, 1999, approximately 21.9 million shares of Common Stock were issued or reserved for issuance, (ii) that if the Company were to effect a two-for-one stock split in the future, a minimum of approximately 43.8 million authorized shares would be required, and (iii) that such splits facilitate absolute increases in the employee stock option pool, which in turn, provides for broader employee participation in the stock option program while simultaneously reducing (on a percentage basis) the potential dilutive effect of aggregate grants to existing shareholders. If the proposed amendment is adopted, 60,000,000 additional shares of Common Stock will be available for issuance by the Board of Directors without any further stockholder approval, although certain issuances of shares may require stockholder approval in accordance with the requirements of the New York Stock Exchange or the Delaware General Corporations Law. The holders of Common Stock have no preemptive rights to purchase any stock of the Company. The additional shares might be issued at such times and under such circumstances as to have a dilutive effect on earnings per share and on the equity ownership of the present common stockholders. The Company currently has no pending or proposed acquisition of or strategic relationship with another company which would require use of the additional shares to be authorized.


     The flexibility of the Board of Directors to issue additional shares of stock could enhance the Board's ability to negotiate on behalf of the stockholders in a takeover situation. Although it is not the purpose of the proposed amendment, the authorized but unissued shares of Common Stock (as well as the authorized but unissued shares of Preferred Stock) also could be used by the Board of Directors to discourage, delay or make more difficult a change in the control of the Company. For example, such shares could be privately placed with purchasers who might align themselves with the board in opposing a hostile takeover bid. The issuance of additional shares might serve to dilute the stock ownership of persons seeking to obtain control and thereby increase the cost of acquiring a given percentage of the outstanding stock. The Company has previously adopted certain measures that may have the effect of helping to resist an unsolicited takeover attempt, including: (A) provisions in the 1993 Stock Plan providing for the acceleration of exercisability of outstanding options in the event of a "change in control" (defined to include (i) acquisition by a party other than Citicorp Venture Capital, Ltd. ("CVC") of 40% of the Company, (ii) a change in the composition of the Board of Directors within a two-year period such that fewer than a majority of directors are incumbent directors, and (iii) a merger in which securities of the Company prior to such merger represent less than 70% of the surviving entity, or a plan or agreement approved by the stockholders for liquidation of the Company or sale of substantially all of the Company's assets); (B) provisions in the 1993 Director Stock Option Plan providing for the acceleration of exercisability of outstanding options in the event of a merger or sale of substantially all assets of the Company upon which the surviving entity does not either assume or substitute for such options; (C) provisions of the Certificate authorizing the Board to issue up to 1,000,000 shares of Preferred Stock with terms, provisions and rights fixed by the Board;
(D) provisions in the Certificate requiring a two-thirds vote of the Common Stock to amend the article of the Bylaws concerning directors of the Company, provisions in the Certificate and the Bylaws eliminating stockholder actions by written consent, and provisions in the Bylaws requiring a two-thirds vote of the Board of Directors to approve a sale of substantially all assets, the issuance of capital stock or rights to acquire capital stock of the Company, or amend the Certificate or Bylaws; and (E) provisions of the Board Designation Agreement dated as of October 22, 1993 between the Company and CVC pursuant to which CVC has the right to designate three of the seven members of the Board of Directors currently provided for in the Bylaws. The Board of Directors is not aware of any pending or proposed effort to acquire control of the Company.

VOTE REQUIRED

     The approval of the amendment to the Certificate requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company. An abstention or non-vote is not an affirmative vote and, therefore, will have the same effect as a vote against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO AUTHORIZE AN ADDITIONAL 60,000,000 SHARES OF COMMON STOCK.

                                 PROPOSAL THREE

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected PricewaterhouseCoopers LLP, independent public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending April 1, 2000, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on ratification, the Board of Directors will reconsider its selection.


     PricewaterhouseCoopers LLP (or Price Waterhouse LLP as predecessor) has audited the Company's financial statements annually since 1988. Representatives of PricewaterhouseCoopers LLP will be available at the meeting to respond to any appropriate questions, and such representatives will have an opportunity to make a statement at the meeting if they desire to do so.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

                             ADDITIONAL INFORMATION

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information with respect to beneficial ownership of Common Stock of the Company as of April 30, 1999 as to
(i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and each nominee for director of the Company, (iii) each of the executive officers named in the Summary Compensation Table below, and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares, subject to community property laws.


                                                              COMMON STOCK
            FIVE PERCENT STOCKHOLDERS, DIRECTORS              BENEFICIALLY        APPROXIMATE
               AND CERTAIN EXECUTIVE OFFICERS                   OWNED(1)      PERCENTAGE OWNED(2)
            ------------------------------------              ------------    -------------------
Citigroup Inc.(3)...........................................   5,439,598             32.4%
  153 East 53rd Street
  New York, NY 10043
PRIMECAP Management Company(4)..............................   1,608,000              9.6
  225 South Lake Ave., Suite 400
  Pasadena, CA 91101-3005
Lord, Abbett & Co.(5).......................................   1,324,665              7.9
  767 Fifth Avenue
  New York, NY 10153-0203
SMALLCAP World Fund, Inc.(6)................................   1,000,000              6.0
  333 South Hope Street
  Los Angeles, CA 90071
FMR Corp.(7)................................................     898,500              5.4
  82 Devonshire Street
  Boston, MA 02109
Robert S. Cecil(8)..........................................     628,696              3.6
  345 Encinal Street
  Santa Cruz, CA 95060
S. Kenneth Kannappan........................................     109,680                *
Robert F.B. Logan...........................................       3,813                *
M. Saleem Muqaddam..........................................       6,689                *
John Mowbray O'Mara.........................................      14,689                *
Trude C. Taylor.............................................      98,269                *
Marvin Tseu.................................................          --               --
David A. Wegmann............................................     298,281              1.8
Donald S. Houston...........................................      44,849                *
John A. Knutson.............................................      16,766                *
H. Craig May................................................         463                *
Barbara V. Scherer..........................................      45,508                *
All directors and executive officers as a group (15
  persons)..................................................   1,288,766              7.3%


---------------
 *  Less than 1%.

(1) Includes stock subject to stock options held by directors and executive officers that are exercisable within 60 days of April 30, 1999, as follows:
    Mr. Cecil, 628,696 shares; Mr. Kannappan, 102,655 shares; Mr. Logan, 2,313 shares; Mr. Muqaddam, 6,689 shares; Mr. O'Mara, 6,689 shares; Mr. Taylor, 6,689 shares; Mr. Wegmann, 6,689 shares; Mr. Houston, 39,583 shares; Mr. Knutson, 14,531 shares; Ms. Scherer, 43,333 shares, and all directors and executive officers as a group (15 persons), 877,150 shares.

(2) Based on 16,774,996 shares of Common Stock outstanding on April 30, 1999.

(3) Citibank, N.A. is the sole stockholder of Citicorp Venture Capital Ltd. Citicorp is the sole stockholder of CitiBank, N.A. Citigroup Inc. is the sole stockholder of Citicorp. Citigroup Foundation is a private charitable foundation affiliated with Citigroup Inc. Information provided herein is jointly based on the group filing of Schedule 13G/A on February 10, 1999 by Citicorp Venture Capital Ltd., Citibank, N.A., Citicorp, Citigroup Foundation and Citigroup Inc., and correspondence with Citigroup Foundation. Citigroup Inc. disclaimed beneficial ownership of all Common Stock owned by Citigroup Foundation, which was 193,548 shares as of June 4, 1999, pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended, on a
    Schedule 13G/A dated February 10, 1999. If such beneficial ownership is discounted from Citigroup Inc.'s above listed beneficially owned shares, Citigroup Inc. would beneficially own 5,245,650 shares.



(4) PRIMECAP Management Company claims sole voting and sole dispositive power as to 1,608,000 shares, which it owns on behalf of Vanguard/PRIMECAP Fund, Inc. Vanguard/PRIMECAP Fund, Inc. claims shared dispositive and sole voting power as to such shares. Information provided herein with respect to PRIMECAP Management Company is based on PRIMECAP Management Company's Schedule 13G/A dated February 10, 1998 and Vanguard/PRIMECAP Fund, Inc.'s Schedule 13G/A dated February 9, 1998. Neither PRIMECAP Management Company or Vanguard/PRIMECAP Fund, Inc. have filed a Schedule 13G to indicate a change in beneficial ownership of Common Stock subsequent to such Schedules 13G/A.


(5) Lord, Abbett & Co. claims sole voting power and sole dispositive power as to the 1,324,665 shares. Information provided herein is based solely on Lord, Abbett & Co.'s Schedule 13G dated February 16, 1999.


(6) Information provided herein is based solely on a joint Schedule 13G for Capital Research and Management Company and SMALLCAP World Fund, Inc., dated July 7, 1998. On such Schedule 13G, Capital Research and Management Company, an investment management company, claimed sole dispositive power as to the 1,000,000 shares by serving as an investment adviser to SMALLCAP World Fund, Inc., which claimed sole voting power as to the 1,000,000 shares. On February 11, 1999, Capital Research and Management Company filed a Schedule 13G, whereby it claimed sole dispositive power as to 575,000 shares of Common Stock. As of the date hereof, SMALLCAP World Fund, Inc. has not filed a Schedule 13G to update its beneficial ownership of Common Stock that was disclosed in the Schedule 13G, dated July 7, 1998. Capital Research and Management Company disclaimed beneficial ownership of Common Stock pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended, on both Schedules 13G, dated July 7, 1998 and February 11, 1999.



(7) Fidelity Management and Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., beneficially owns 664,800 shares as a result of acting as an investment adviser to various investment companies that hold shares and as a result of acting as sub-adviser to Fidelity American Special Situations Trust ("FASST"). FMR Corp., through its control of Fidelity, claims sole dispositive power with respect to the 650,000 of such shares that Fidelity directly advises and claims sole voting and dispositive power with respect to 14,300 shares held by FASST. Fidelity Management Trust Company ("FMTC"), a wholly owned subsidiary of FMR Corp., beneficially owns 233,700 shares as a result of its serving as investment manager of various institutional accounts. FMR Corp., through its control of FMTC, claims sole voting and dispositive power with respect to all such 233,700 shares. Information provided herein based on the joint filing of Schedule 13G on February 12, 1999 by FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson and Fidelity. FMR Corp. filed such Schedule 13G on a voluntary basis as if an additional 7,600 shares that are beneficially owned by Fidelity International Limited ("FIL") were beneficially owned by FMR Corp. and FIL on a joint basis. FMR Corp. and FIL claim that they are not acting as a "group" for purposes of Section 13(d) under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and that they are not otherwise required to attribute to each other the beneficial ownership of securities beneficially owned by the other corporation within the meaning of Rule 13d-3 promulgated under the Exchange Act. If such 7,600 shares are added to FMR Corp.'s above listed beneficially owned shares, FMR Corp. would beneficially own 906,100 shares.



(8) Represents 628,696 shares subject to currently exercisable options held by Mr. Cecil's wife, Louise M. Cecil.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company during the fiscal years ended March 29, 1997, March 28, 1998 and March 27, 1999 to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the CEO and such other officers collectively the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                                                                    LONG-TERM
                                                ANNUAL COMPENSATION                COMPENSATION
                                   ---------------------------------------------      AWARDS
            NAME AND                                              OTHER ANNUAL     ------------      ALL OTHER
       PRINCIPAL POSITION          YEAR    SALARY      BONUS     COMPENSATION(1)    OPTIONS(#)    COMPENSATION(2)
       ------------------          ----   ---------   --------   ---------------   ------------   ---------------
Robert S. Cecil(3)...............  1999   $526,350    $526,350       $    --               --        $256,181
  Chairman of the Board of         1998    489,504     489,504        48,255(4)            --         199,602
  Directors and Chief              1997    478,500     478,500         2,097(4)            --         172,059
  Executive Officer
S. Kenneth Kannappan(5)..........  1999    267,304     259,492         2,986(4)        50,000         127,797
  Director, President and          1998    208,333     179,576        18,387(4)        80,000          91,164
  Chief Executive Officer          1997    161,253      92,487        18,580(6)        30,000          58,402
Donald S. Houston................  1999    200,000     136,831            --           10,000          84,070
  Senior Vice President --         1998    200,000     122,212        59,549(7)        10,000          82,154
  Sales                            1997     73,077      37,833            --          100,000           9,392
John A. Knutson..................  1999    157,012     157,012         1,063(4)            --          76,562
  Vice President -- Legal, Senior  1998    145,275     145,275         4,683(4)        20,000          59,794
  General Counsel and Secretary    1997    133,538     158,538           795(4)        10,000          48,559
H. Craig May.....................  1999    157,907     156,942        71,960(8)       100,000          57,924
  Senior Vice President --         1998         --          --            --               --              --
  Marketing                        1997         --          --            --               --              --
Barbara V. Scherer...............  1999    167,339     160,046            --           10,000          80,834
  Senior Vice President --         1998    140,667     120,025        88,373(9)       110,000          56,993
  Finance and Administration and   1997   $     --    $     --       $    --               --        $     --
  Chief Financial Officer


---------------

(1) Includes perquisites only where the aggregate amount thereof equals or exceeds the lesser of $50,000 or 10% of the salary plus bonus for the executive officer.



(2) Amounts shown include: (i) $830 (except for Mr. Houston who received $277), $830 and $2808 (except for Mr. Kannappan who received $297, Mr. Houston who received $486, Mr. Knutson who received $1,152, Mr. May who received $233 and Ms. Scherer who received $408) in life and disability payments by the Company in fiscal years 1997, 1998 and 1999, respectively; (ii) the following contributions by the Company under the quarterly profit sharing plan in fiscal years 1997, 1998 and 1999, respectively: Mr. Cecil ($80,609, $95,762 and $126,442), Mr. Kannappan ($27,143, $47,139 and $63,734), Mr.
    Houston ($9,115, $39,113 and $35,353), Mr. Knutson ($22,486, $28,424 and
    $37,669), Mr. May (none, none and $21,462) and Ms. Scherer (none, $27,356 and $40,143); and (iii) the following contributions by the Company under the Annual Profit Sharing/Individual Savings Plan for fiscal years 1997, 1998 and 1999, respectively: Mr. Cecil ($90,620, $103,010, and $126,931), Mr.
    Kannappan ($30,429, $43,195 and $63,766), Mr. Houston (none, $42,211 and
    $48,231), Mr. Knutson ($25,243, $30,540, and $37,741), Mr. May (none, none and $36,229) and Ms. Scherer (none, $28,807 and $40,283).



(3) Mr. Cecil resigned as Chief Executive Officer of the Company effective January 4, 1999.



(4) Reflects the dollar value of the difference between the price paid for shares of the Company's stock purchased pursuant to the Company's Senior Executive Stock Purchase Plan and the fair market value of such stock at the date of purchase.



(5) Mr. Kannappan replaced Mr. Cecil as Chief Executive Officer of the Company on January 4, 1999.



(6) Represents a $14,683 foreign assignment premium and $3,897, which is the dollar value of the difference between the price paid by Mr. Kannappan for shares of the Company's stock purchased pursuant to the Company's Senior Executive Stock Purchase Plan and the fair market value of such stock at the date of purchase.

(7) Reflects the dollar value of the difference between the price paid by Mr. Houston for shares of the Company's stock purchased pursuant to the Company's Senior Executive Stock Purchase Plan and the fair market value of such stock at the date of purchase, which was $26,635. Amounts shown also reflect other personal benefits, including a relocation payment of $16,932 to Mr. Houston.



(8) Amount shown reflects other personal benefits, including a relocation payment of $56,465 to Mr. May.



(9) Reflects the dollar value of the difference between the price paid for shares of the Company's stock purchased pursuant to the Company's Senior Executive Stock Purchase Plan and the fair market value of such stock at the date of purchase. Such amount was $9,893 for Ms. Scherer. Amount shown also reflects other personal benefits, including a relocation payment of $67,846.


OPTION GRANTS

     The following table shows, as to the individuals named in the Summary Compensation Table above, information concerning stock options granted during the fiscal year ended March 27, 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS(1)
                             --------------------------------------------------   POTENTIAL REALIZABLE VALUE OF
                             NUMBER OF     % OF TOTAL                                ASSUMED ANNUAL RATES OF
                             SECURITIES     OPTIONS      EXERCISE                    STOCK PRICE APPRECIATION
                             UNDERLYING    GRANTED TO    OR BASE                        FOR OPTION TERM(2)
                              OPTIONS     EMPLOYEES IN    PRICE      EXPIRATION   ------------------------------
           NAME              GRANTED(#)   FISCAL YEAR     ($/SH)      DATE(S)         5%($)           10%($)
           ----              ----------   ------------   --------    ----------   -------------    -------------
Robert S. Cecil............        --           --%      $    --           --      $       --       $       --
S. Kenneth Kannappan.......    50,000          7.6         59.75      11/6/08       1,878,823        4,761,306
Donald S. Houston..........    10,000          1.5         65.25       2/8/09         410,354        1,039,917
John A. Knutson............        --           --            --           --              --               --
H. Craig May...............   100,000         15.2        52.625(3)   5/22/08       3,309,526(4)     8,386,846(4)
                                                                       and
                                                                      7/31/08
Barbara V. Scherer.........    10,000          1.5%      $ 65.25       2/8/09      $  410,354       $1,039,917

---------------
(1) These options were granted pursuant to the Company's 1993 Stock Plan. The option exercise prices were at the fair market value of the Company's Common Stock on the date of grant. All options expire 10 years from the date of grant, are not transferable by the optionee (other than by will or the laws of descent and distribution), and are exercisable during the optionee's lifetime only by the optionee. The options become exercisable at the rate of 37.5% of the total grant 18 months after the date of grant and 2.083% of the total grant each month thereafter. The options are fully vested at four years from the date of grant. To the extent exercisable at the time of employment termination, options may be exercised for an additional two months.

(2) Potential gains are net of exercise price, but before taxes associated with exercise. The amounts represent certain assumed rates of appreciation only, based on Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved and do not reflect the Company's estimate of future stock price growth.

(3) Reflects weighted average of shares for Mr. May who was granted 50,000 shares at $44.125 (that expire on May 22, 2008) and 50,000 shares at $61.125 (that expire on July 31, 2008).

(4) Exercise price calculated as a weighted average based on 50,000 options at an exercise price of $44.125 per share and 50,000 options at an exercise price of $61.125 per share, expiring on May 22, 2008 and July 31, 2008, respectively.

OPTION EXERCISES AND VALUES

     The following table sets forth certain information regarding option exercises and the value of options held by the Named Executive Officers.

                  FISCAL YEAR-END OPTION EXERCISES AND VALUES

                                                          NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                 OPTIONS               IN-THE-MONEY OPTIONS AT
                             SHARES                       AT MARCH 27, 1999(#)          MARCH 27, 1999($)(1)
                           ACQUIRED ON      VALUE      ---------------------------   ---------------------------
          NAME             EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             -----------   -----------   -----------   -------------   -----------   -------------
Robert S. Cecil(2).......    802,422     $50,812,585         --              --      $       --     $       --
S. Kenneth Kannappan.....         --              --     98,280         139,920       4,374,345      2,847,644
Donald S. Houston........     25,000       1,167,069     33,333          61,667       1,433,336      2,007,332
John A. Knutson..........         --              --     13,072          20,000         562,939        615,661
H Craig May..............         --              --         --         100,000              --        881,300
Barbara V. Scherer.......         --     $        --     38,333          81,667      $1,550,110     $2,331,820

---------------
(1) Based on market value of the Company's Common Stock at March 27, 1999 of $61.438, minus the exercise price.

(2) On September 17, 1998, Mr. Cecil transferred options to purchase 639,422 shares of the Company's Common Stock to his wife, Louise M. Cecil. Mrs. Cecil acquired 10,726 shares on February 4, 1999 when she excercised an option to purchase such shares. Mrs. Cecil realized $713,815 on such exercise. As of March 27, 1999, all 628,696 shares that Mrs. Cecil has an option to purchase are exercisable, with an in the money value of $37,349,382.

EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS


     In January 1994, the Company entered into a three-year employment agreement with Robert S. Cecil, then Chief Executive Officer, that amended and restated Mr. Cecil's prior employment agreement. The term of the agreement automatically extends for additional one-year periods unless either the Company or the employee gives advance notice of termination. The agreement, as amended from time to time, provided for an initial annual base salary of $375,000, which was subsequently increased to $435,000 as of January 1994, to $478,500 in January 1996, and to $526,350 in January 1998. The agreement also provides for an annual performance bonus of up to 100% of base salary if the Company exceeds certain performance targets established by its Board of Directors. Under the terms of his employment agreement, Mr. Cecil is entitled to reimbursement of certain expenses in connection with his employment with the Company, including temporary living expenses and reimbursement for taxes. He is also entitled to participate in most Company benefit plans.


     In the event that (i) the Company terminates Mr. Cecil's employment (other than for cause) or (ii) Mr. Cecil terminates his employment voluntarily or as a result of his constructive discharge, or (iii) Mr. Cecil's employment terminates because of death or disability, he (or his beneficiaries in the case of death) will receive continuation of base salary and, in the case of termination other than for cause, certain fringe benefits for two years. If Mr. Cecil's employment ends other than for cause, he will receive up to $100,000 in relocation expenses. Upon termination of Mr. Cecil's employment for any reason other than for cause, he will receive a prorated portion of his bonus. Upon termination of Mr. Cecil's employment for any reason, the Company will provide certain medical benefits to Mr. Cecil and his spouse for their joint lives, provided that the cost of such benefits will not exceed $11,000 per year plus an annual adjustment to reflect increases in the cost of such benefits. In the event his employment terminates due to death or disability, his benefits will be offset to the extent of any disability or death benefits payable under any Company benefit plan. For a period of 60 months following Mr. Cecil's termination of employment with the Company, Mr. Cecil may not perform services for any direct competitor of the Company and may not solicit any of the Company's employees to become employed by any other business enterprise. Covenants not to compete are generally not enforceable under California law. Mr. Cecil has advised the Company that he is voluntarily terminating his employment with the Company effective June 30, 1999.


     Under the employment agreement, the Company has agreed to indemnify Mr. Cecil to the fullest extent permitted by law so long as Mr. Cecil acts in good faith. Failure by the Company to provide such indemnification is deemed to be a breach of the employment agreement and may be deemed a termination of Mr. Cecil's employment other than for cause.

     Mr. Knutson joined the Company in March 1994 as Vice President -- Legal, Senior General Counsel and Secretary and entered into an employment agreement with the Company at that time. The agreement provides that if, within two years of a change of control of the Company, the Company terminates Mr. Knutson's employment other than for cause, or he is constructively discharged, or his employment terminates due to death or disability, he, or his beneficiaries, will receive continuation of base salary and fringe benefits for six months or up to 12 months if the executive is unable to obtain subsequent employment. For purposes of the agreement, fringe benefits exclude bonus, profit sharing, deferred compensation or incentive compensation plans. In the event Mr. Knutson's employment is terminated by the Company for cause, he will receive no benefits except as may be provided by the Company's employee benefit plans generally. Under the agreement, a termination is "for cause" only if such termination results from gross misconduct of the executive that is materially injurious to the Company. The agreement also contains a two-year non-compete covenant which takes effect upon termination of Mr. Knutson's employment. However, such covenants are generally not enforceable under California law.

     The Company entered into employment agreements with Mr. Houston, Mr. Kannappan, Mr. May and Ms. Scherer in November 1996, March 1996, May 1998 and April 1997, respectively. Such agreements are similar to the agreement with Mr. Knutson.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee (the "Committee") of the Board of Directors is responsible for reviewing and approving the Company's executive compensation policies and the compensation paid to the executive officers. The Committee is comprised of the members named below, all of whom are non-employee directors.

     Following is the report of the Committee describing compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the fiscal year ended March 27, 1999. The information contained in such report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into such filing.

     Compensation Policies. The Company's basic compensation philosophy is founded on the idea that compensation should be tied to performance. This philosophy is reflected in the structure of the Company's compensation program, which is designed to link executive compensation to the performance of the Company as well as to the individual contribution of each executive and to make a certain portion of each executive's compensation variable as opposed to fixed. The Company's performance-based compensation program is a total system consisting of base salary and "at risk" incentives that reward executives for the achievement of performance levels designed to increase the stockholder value of the Company. A significant portion of each executive's compensation is dependent upon meeting certain financial goals of the Company and individual performance objectives.

     The guiding principles which form the basis for the Company's compensation program are to (i) provide a total compensation package that will attract highly qualified executives to the Company, motivate such individuals to perform at their highest levels, reward outstanding performance, and retain executives whose skills are essential for building the Company's business and long-term stockholder value; (ii) establish annual incentives for senior executives that are directly tied to the overall financial performance of the Company as well as to individual performance goals; and (iii) implement long-term incentives to focus executives on managing the Company from the perspective of an owner with an equity stake in the business and align executive compensation with benefits realized by the Company's stockholders.

     There are five basic components of the Company's compensation program: (i) annual cash compensation in the form of base salary; (ii) annual incentive bonuses which reward executives for achievement against preestablished goals;
(iii) long-term incentive stock options, which are designed to align compensation incentives with the interests of the Company's stockholders; (iv) compensation and employee benefits generally available to employees of the Company, such as the Company's nonqualified cash quarterly profit sharing plan and qualified defined contribution savings plan, including an annual profit sharing component and a qualified salary deferral program under Section 401(k) of the Internal Revenue Code; and (v) discounted sales of Company Common Stock to senior executive officers pursuant to the Senior Executive Stock Purchase Plan in order to increase investment by such executive officers in the Company and align their interests with other stockholders.

     Base Salaries. Base salaries for the Company's executive officers are determined by evaluating each executive's scope of responsibility, prior experience and salary history with a focus on such executive's past performance with the Company and/or expected contribution to the Company's future success. For reference, the Company participates in various executive compensation surveys covering similar industries and publicly-held companies in the San Francisco Bay Area and uses this data to assist it in analyzing competitive salary information in connection with determining appropriate salary levels for the Company's executive officers. After analyzing the surveys, the Chief Executive Officer recommends an annual salary increase budget for approval by the Compensation Committee and further recommends salary increases within such budget for the individual executives on the basis of individual performance during the preceding 12 months as measured against preestablished objectives related to each individual's respective area of responsibility. Performance objectives are proposed by the individual executive, and, thereafter, negotiated and agreed to between the executive and the Chief Executive Officer. For fiscal year 1999, individual adjustments in annualized base salary for the four Named Executive Officers (other than the Chief Executive Officer) named in this proxy statement ranged from 0% to 7.5%.

     Incentive Bonus Awards. Under the Company's Executive Bonus Plan for fiscal 1999, incentive cash payments (regular and supplemental bonuses) were based on the achievement of certain Company operating profit targets as well as individual objectives. A portion of the bonus awards earned under the plans described below were paid on a quarterly basis during fiscal 1999 and fourth quarter and supplemental bonus awards were paid in April and May 1999 after the close of the fiscal year. The plan is composed of two programs consisting of a regular and a supplemental bonus plan, each designed to reward the performance of officers and certain key employees designated by the Chief Executive Officer, subject to the approval of the Compensation Committee. Under either plan, no bonuses are earned unless the Company meets the profitability targets set by the Board of Directors, regardless of the achievement of individual performance goals by the participants. Under the regular bonus plan, a participant becomes eligible to earn up to a certain percentage of base salary if the Company achieves certain operating profit targets defined by the Board of Directors, provided such executive achieves certain individual performance objectives. Such percentage varies among executives depending upon position, but in no case exceeds 40% except with respect to Mr. Cecil for whom the percentage is 60%. Individual performance objectives are proposed by the individual executive and, thereafter, negotiated and agreed to between the executive and the Chief Executive Officer. A portion of such bonus is paid on a quarterly basis to the eligible participants who must be employed by the Company on the day the bonus is paid. Such bonuses are paid only after the Company achieves the established targets as follows: when the year-to-date operating profit achieved equals at least 75% of the year-to-date operating profit target set by the Board of Directors, eligible participants may receive up to 50% of eligible bonus awards, or some smaller percentage of such bonus depending upon achievement of individual performance objectives. The percentage payout of bonus may be increased to 75% of eligible bonus if the year-to-date operating profit achieved equals at least 90% of the year-to-date operating profit target and up to 100% of eligible bonus if the year-to-date operating profit achieved equals at least 100% of the year-to-date operating profit target. In all cases, the actual bonus percentage paid to an individual executive depends on the percentage achievement of such executive's individual performance objectives. For example, if the Chief Executive Officer determines that an executive has achieved 80% of his or her predetermined performance objectives, the executive will receive 80% of the bonus award for which he or she is eligible.

     In addition to the regular bonus plan, the Company maintains a supplemental bonus plan pursuant to which participants may earn up to 100% of base salary (including amounts earned under the regular bonus plan described above) if the Company significantly exceeds operating profit targets established by the Board of Directors. The supplemental bonus amounts are payable from a pool comprised of 25% of the operating profits, if any, which the Company earns beyond the operating profit targets established under the regular bonus plan. Participants are eligible to share in the supplemental bonus pool pro-rata based on the ratio of such participant's annual base salary to the aggregate base salaries received by all eligible participants. Total bonuses paid under both the regular and supplemental bonus plans cannot exceed 100% of a participant's annual base salary paid. The percentage of bonus earned by each participant under the supplemental bonus plan, as is the case under the regular bonus plan, is based on such participant's percentage achievement measured against pre-established individual performance objectives as determined by the Chief Executive Officer. Supplemental bonus amounts are payable within 90 days after completion of the Company's audited financial statements at fiscal year end to participants who must be employed by the Company on the payment date. In the event of death of a participant during the second half of the fiscal year, in which case such participant will be treated as having been employed on the payment date and any supplemental bonus earned will be paid to such participant's estate. Additionally, the plan provides for the payment prior to the end of a calendar year (at the option of the Compensation Committee) of 75% of estimated bonus awards under both the regular and the supplemental bonus plans based on a forecast by the Chief Executive Officer of operating profits for the fiscal year and an estimate of bonus attainments. If such early payment is made, participants who elect to receive the early payout of bonus awards under this feature of the plan are required to sign a written agreement promising to repay any amount paid that exceeds the amount ultimately determined that the participant is entitled to receive under the plans based on final audited operating profits. No such early payments were approved or made during fiscal 1999.

     The Company's operating profits improved by 33.9% in fiscal year 1999 and the Company achieved better than 100% of the operating profit targets as defined by the Board of Directors for purposes of the regular and supplemental bonus plans. Accordingly, participants were eligible to receive, and bonuses were paid, up to 100% of eligible bonus amounts under both bonus plans.

     Stock Options. The Company provides long-term incentives to executive officers through its 1993 Stock Plan, adopted by the Board of Directors in September 1993. In order to attract and retain highly qualified executives and to ensure that the interests of the executive officers will coincide with the interests of the Company's stockholders, stock options constitute a significant portion of the Company's incentive compensation program for executives. Options granted under the 1993 Stock Plan incorporate vesting schedules to encourage employees to remain with the Company. Generally, in granting options to executives, the Compensation Committee takes into consideration the individual's position with the Company, responsibilities, past performance and future potential to influence the long-term growth and profitability of the Company, as well as the individual's existing equity interest in the Company, giving primary weight to position, responsibilities and performance.

     Senior Executive Stock Purchase Plan. On November 4, 1996 the Board of Directors adopted the Company's Senior Executive Stock Purchase Plan (the "SEP") effective as of January 1, 1997 to facilitate purchases of Company stock by senior executives and thus create long-term incentives to focus executives on managing the Company and align executive compensation with benefits realized by the Company's stockholders. The SEP is a voluntary plan and its goal is to encourage the Chief Executive Officer and all senior executives who participate in the Company's Supplemental Bonus Plan to acquire, over a five year period, Company stock with a value, in the case of the CEO, of twice annual base salary, and in the case of the other participants, equal to annual base salary. For purposes of evaluating whether the target ownership levels are met, stock purchases, exercise of options, and stock held in the Company's Basic Deferred Compensation Plan, the Company's Annual Profit Sharing/Individual Savings Plan (401k Plan) and the executive's Individual Retirement Account are aggregated. To encourage such purchases, the Company offers treasury shares to the participating senior executives at a discount. Shares are sold under the SEP at a price equal to the greater of (i) 95% of the price set by the Board of Directors on an annual basis or (ii) 85% of the fair market value of the stock on the date of the transaction. However, if the fair market value falls below the Board's annual set price, then a 5% discount off the fair market value on the date of the transaction applies. The Board has set an annual price for 1999 of $45.75 per share. To facilitate purchases necessary to achieve the target levels of stock ownership, the Company also offers a loan program, with the amounts borrowed to be repaid on a periodic basis within five years or less, to be evidenced by a promissory note, and secured by the stock purchased and by a personal guarantee. To date no such loans have been made.

     Compensation of Mr. Cecil as Chief Executive Officer. The compensation of Mr. Cecil in fiscal 1999 was approved by the Compensation Committee pursuant to an employment agreement (the "Employment Agreement") between the Company and Mr. Cecil (described in this Proxy Statement under the caption "Additional Information -- Employment Agreements and Change-in-Control Arrangements"). In making compensation decisions with respect to Mr. Cecil, the Compensation Committee refers to Mr. Cecil's Employment Agreement, and also generally applies the compensation philosophy described above. Mr. Cecil did not receive an increase in his base salary in fiscal year 1999. Mr. Cecil received 100% of the bonus amount for fiscal 1999 for which he was eligible under the Company's regular and supplemental bonus plans. Mr. Cecil's fiscal 1999 bonus was determined (pursuant to his Employment Agreement) in accordance with the Company's Executive Bonus Plan approved by the Board of Directors. The Company did not issue any new stock option grants to Mr. Cecil during fiscal years 1997, 1998 or 1999.


     Compensation of Mr. Kannappan as Chief Executive Officer. Mr. Kannappan was promoted to Chief Executive Officer of the Company on January 4, 1999, with a base salary of $325,000. As noted above, Mr. Kannappan's employment agreement with the Company is similar to Mr. Knutson's employment agreement. Furthermore, Mr. Kannappan is eligible to earn a regular and supplemental bonus of up to 35% and 65%, respectively, of his base salary.


     Tax Deductibility of Executive Compensation. Beginning in 1994, Section 162 of the Internal Revenue Code of 1986, as amended (the "Code"), limits the federal income tax deductibility of compensation, other than performance-based compensation within the meaning of Section 162(m), paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers. The Company may deduct such compensation only to the extent that during any fiscal year the compensation paid to any such individual does not exceed $1 million. Based on the Company's current compensation plans and policies, the Company and the Committee believe that, for the near future, there is little risk that the Company will lose any material tax deduction for executive compensation.

                                          Members of the Compensation Committee:

                                          John Mowbray O'Mara
                                          Trude C. Taylor

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     None of the members of the Company's Board of Directors have any interlocking relationships (as defined by the Securities and Exchange Commission) with other companies.



     Mr. Taylor is a former officer and director of Zehntel, a former subsidiary of the Company's former operating subsidiary, Plantronics, Inc. He served as Chairman of the Board of Zehntel from 1984 to 1987 and as Chief Executive Officer of Zehntel from 1984 to 1985.

COMPANY'S STOCK PERFORMANCE

     Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of the Company's Common Stock with the cumulative return of the NYSE Stock Market index and a peer group index for the period commencing on the morning of April 1, 1994 and ending on March 31, 1999. The information contained in the performance graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into such filing.

     The graph assumes that $100 was invested on the morning of April 1, 1994 in the Company's Common Stock and in each index (based on prices from the close of trading on March 31, 1994), and that all dividends were reinvested. No cash dividends have been declared or paid on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns. The Company operates on a 52 or 53 week fiscal year which ended on Saturday, March 27, 1999. Under the assumptions stated above, over the period from April 1, 1994 to March 31, 1999 the total return on an investment in the Company would have been 820.5%, as compared to 277% for the NYSE Stock Market index and 249.2% for the NYSE/Amex/Nasdaq Communications Equipment Stocks index shown below.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS

                             PERFORMANCE GRAPH FOR
                               PLANTRONICS, INC.

     Provided by the Center for Research in Security Prices. Produced on May 27, 1999, including data through March 31, 1999.

                                                    PLANTRONICS, INC.                                       NYSE/AMEX/NASDAQ
                                                    -----------------        NYSE STOCK MARKET (U.S.      STOCKS/COMMUNICATIONS
                                                                                   COMPANIES)                   EQUIPMENT
                                                                             -----------------------      ---------------------
03/31/94                                                 100.00                      100.00                      100.00
03/31/95                                                 181.10                      113.30                      126.40
03/29/96                                                 247.50                      149.00                      172.60
03/31/97                                                 282.00                      174.00                      175.40
03/31/98                                                 536.90                      255.50                      214.80
03/31/99                                                 820.50                      277.00                      249.20

                              CERTAIN TRANSACTIONS

     The Company has entered into indemnification agreements with each of its directors and executive officers. Such agreements require the Company to indemnify such individuals to the fullest extent permitted by Delaware law.


     In connection with the commencement of her employment, the Company made an interest-free term loan, as amended, due in December 1999 to Barbara V. Scherer, a Senior Vice President and Chief Financial Officer of the Company, of $200,000 for use in the purchase of and improvements to a primary residence. The largest amount of such loan outstanding at any time during fiscal 1999 was $100,000, and the total amount of such loan outstanding as of June 4, 1999 was $100,000.



     In connection with the commencement of his employment, the Company made an interest free term loan due in July 2001 to H. Craig May, a Senior Vice President of the Company, of $200,000 for use in the purchase of a primary residence. The loan is secured by a second Deed of Trust on Mr. May's primary residence. The largest amount of such loan outstanding at any time during fiscal 1999 was $200,000, and the total amount of such loan outstanding as of June 4, 1999 was $200,000.


               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during fiscal year 1999, all filing requirements applicable to its executive officers and directors were complied with.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                          For the Board of Directors

                                          John A. Knutson
                                          Secretary


Dated: June 17, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                               PLANTRONICS, INC.

                      1999 ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 20, 1999


     The undersigned stockholder of PLANTRONICS, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated June 17, 1999, and hereby appoints S. Kenneth Kannappan and John A. Knutson, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1999 Annual Meeting of Stockholders of PLANTRONICS, INC. to be held on July 20, 1999 at 12:00 p.m. local time, at The Museum of Art and History at the McPherson Center, 705 Front Street, Santa Cruz, California, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE 60,000,000 SHARE INCREASE OF THE COMPANY'S AUTHORIZED COMMON STOCK, AND FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

-------------                                                      -------------
 SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
    SIDE                                                                SIDE
-------------                                                      -------------

    PLEASE MARK
[X] VOTES AS IN
    THIS EXAMPLE

                                                                                                                FOR  AGAINST ABSTAIN
1. Election of Directors.                                      2. PROPOSAL TO INCREASE THE AUTHORIZED NUMBER
   Nominees: S. Kenneth Kannappan, Robert F.B. Logan;             OF SHARES OF COMMON STOCK OF THE COMPANY      [ ]    [ ]     [ ]
   M. Saleem Muqaddam; John Mowbray O'Mara;                       FROM 40,000,000 to 100,000,000
   Trude C. Taylor; Marvin Tseu; and David A. Wegmann
                    FOR           WITHHOLD
               [ ]  ALL      [ ]  FROM ALL
                   NOMINEES       NOMINEES                                                                      FOR  AGAINST ABSTAIN
                                                               3. PROPOSAL TO RATIFY THE APPOINTMENT
                                                                  OF PRICEWATERHOUSECOOPERS LLP AS              [ ]    [ ]     [ ]
                                           MARK HERE              THE INDEPENDENT PUBLIC ACCOUNTANTS
[ ]                                       FOR ADDRESS  [ ]        OF THE COMPANY FOR FISCAL 2000
    ------------------------               CHANGE AND
       for all nominees                    NOTE BELOW             and, in their discretion, upon such other matter or matters which
       except as noted                                            may properly come before the meeting or any adjournment or
       above                                                      adjournments thereof.

                                                                  (This Proxy should be marked, dated and signed by the
                                                                  stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenant's or as community property, both should sign.)


Signature:_________________________________ _Date:__________________  Signature:____________________________ Date:________________
